Exhibit 99.1

LaBarge, Inc. Announces Preliminary Fiscal 2009 First-Quarter Results; Sales and Earnings Grow Significantly from Prior-Year Levels

Company Schedules First-Quarter Conference Call Webcast

ST. LOUIS--(BUSINESS WIRE)--October 20, 2008--LaBarge, Inc. (AMEX: LB) today reported preliminary financial results for the fiscal 2009 first quarter, ended September 28, 2008. The Company expects to report net sales of approximately $68.0 million and diluted earnings per share of $0.22 to $0.23 for the current-year first quarter, compared with $59.2 million in net sales and diluted earnings per share of $0.16 for the comparable period a year earlier.

“Fiscal 2009 first-quarter results were up significantly from the previous first quarter on higher shipments to customers in several market sectors and improved gross margin,” said Craig LaBarge, chief executive officer and president. The Company plans to announce full financial results on October 30, 2008.

First-Quarter Conference Call Webcast Scheduled

LaBarge plans to host a live audio webcast discussing its fiscal 2009 first-quarter financial results with the investment community at 11 a.m. Eastern Time on October 30, 2008. The webcast can be accessed on the Internet through http://viavid.net/dce.aspx?sid=000056F2 and the investor relations calendar area of http://www.labarge.com.

Following the live discussion, a replay of the webcast will be available at the same locations on the Internet. Any financial or statistical information presented during the call, including any non-GAAP financial measures, the most directly comparable GAAP measures and reconciliation to GAAP results, can be accessed via the news and events area of http://www.labarge.com.

About LaBarge, Inc.

LaBarge, Inc. is a broad-based provider of electronics to technology-driven companies in diverse industrial markets. The Company provides its customers with sophisticated electronic and electromechanical products through contract design and manufacturing services. Headquartered in St. Louis, LaBarge has operations in Arkansas, Missouri, Oklahoma, Pennsylvania and Texas. The Company’s Web site address is http://www.labarge.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management's current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect LaBarge, Inc.'s operating results. These risks and factors are set forth in documents LaBarge, Inc. files with the Securities and Exchange Commission, specifically in the Company's most recent Annual Report on Form 10-K, and other reports it files from time to time. These forward-looking statements speak only as of the date such statements were made, or as of the date of the report or document in which they are contained, and the Company undertakes no obligation to update such information.

CONTACT:
LaBarge, Inc.
Colleen Clements, 314-997-0800, ext. 409
colleen.clements@labarge.com